UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/12/2007

LookSmart, Ltd.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-26357

Delaware	13-3904355
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

625 Second Street
San Francisco, CA. 94107
(Address of principal executive offices, including zip code)

415-348-7000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 8, 2007, the Compensation Committee of the board of directors of LookSmart, Ltd. (the "Company"), approved a change of control/severance policy that under certain conditions may provide a cash payment, payment of health insurance premiums and vesting of unvested stock options to its executive officers, including named executive officers Michael Schoen and Stacey Giamalis.

Pursuant to the policy, if the Company experiences a Change of Control and within 12 months thereafter the executive officer's employment is terminated without Cause or he or she resigns for Good Reason, or if the executive officer's employment by the Company is terminated without Cause or he or she resigns for Good Reason, then the executive officer would receive a cash payment representing 6, 9 or 12 months' worth of his or her cash compensation, depending upon his or her position with the Company, and the Company would pay on his or her behalf, health insurance premiums under COBRA for the same number of months after such a termination or resignation. In the case of the following executive officers, the following benefits would be received in the event of such a termination or resignation: (i) Mr. Schoen would receive a cash payment equal to 6 months' worth of his then-current base salary and one-half of his target annual cash incentive bonus, and the Company would pay his health insurance premiums under COBRA for a period of 6 months after such a termination or resignation; and (ii) Ms. Giamalis would receive a cash payment equal to 9 months' worth of her then-current base salary and three-quarters of her target annual cash incentive bonus, and the Company would pay her health insurance premiums under COBRA for a period of 9 months after such a termination or resignation. Such cash payments to an executive officer would be made within 5 business days after such a termination or resignation. If an executive officer is terminated for Cause at any time, or resigns without Good Reason at any time, that executive officer will not be entitled to any benefits under the change of control/severance policy.

In addition, pursuant to the policy, if the Company experiences a Change of Control and within 12 months thereafter the executive officer's employment is terminated without Cause or he or she resigns for Good Reason, then all of the executive officer's then-unvested stock options shall immediately vest.

A Change of Control means the sale of all or substantially all of the assets of the Company, or the acquisition of the Company by another entity by means of consolidation or merger pursuant to which the then current stockholders of the Company shall hold less than fifty percent (50%) of the voting power of the surviving corporation; provided, however, that a reincorporation of the Company in another jurisdiction shall not constitute a Change of Control.

Cause means that the executive officer: (i) is convicted of, or pleads nolo contendere to, any felony or other offense involving moral turpitude or any crime related to his or her employment, or commits any unlawful act of personal dishonesty resulting in personal enrichment in respect of his or her relationship with the Company or any subsidiary or affiliate or otherwise detrimental to the Company in any material respect; (ii) fails to consistently perform his or her material duties to the Company in good faith and to the best of his or her ability; provided, however, that the Company shall not be permitted to terminate him or her pursuant to this clause unless it has first provided him or her with written notice and an opportunity to cure such failure; (iii) willfully disregards or fails to follow instructions from the Company's senior management or board of directors to do any legal act related to the Company's business; (iv) exhibits habitual drunkenness or engages in substance abuse which in any way materially affects his or her ability to perform his or her duties and obligations to the Company; or (v) commits any material violation of any state or federal law relating to the workplace environment.

Good Reason means that the executive officer voluntarily ceases employment with the Company due to (i) a significant change or reduction in his or her job duties or a reduction in his or her cash compensation of more than 10%, or (ii) a change in his or her job location of more than 50 miles from its previous location.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LookSmart, Ltd.

Date: October 12, 2007	By:	/s/ Edward West
Edward West
Interim Chief Executive Officer and President